UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 1, 2013 (January 29, 2013)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change of Control Severance Agreement

On January 29, 2013, Penn Virginia Corporation (the “Company”) entered into an Executive Change of Control Severance Agreement with John A. Brooks, Senior Vice President and Regional Manager (the “Change of Control Agreement”). The Change of Control Agreement supersedes the Company’s existing change of control agreement with Mr. Brooks.

The Change of Control Agreement is substantially similar to the Company’s existing Executive Change of Control Severance Agreements with the Company’s other executive officers and contains the terms and conditions described below.

Term. The Change of Control Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the Company. If such notice is given, the Change of Control Agreement will terminate two years after the date of such notice.

Triggering Events. The Change of Control Agreement provides severance benefits to Mr. Brooks upon the occurrence of two events, or the “Executive Dual Triggering Events.” Specifically, if a change of control of the Company occurs and, within two years after the date of such change of control, either (a) the Company terminates the Mr. Brooks’ employment for any reason other than for cause or his inability to perform his duties for at least 180 days due to mental or physical impairment or (b) Mr. Brooks terminates his employment due to a material reduction in his authority, duties, title, status or responsibility, a greater than 5% reduction in his base salary, a discontinuation of a material incentive compensation plan in which he participated, the Company’s failure to obtain an agreement from its successor to assume his Change of Control Agreement or the relocation by more than 100 miles of the Company’s office at which he was working at the time of the change of control, then Mr. Brooks will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the Executive Dual Triggering Events, Mr. Brooks will receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of the Company’s common stock then held by Mr. Brooks will immediately vest and will remain exercisable for remainder of the options’ respective terms and all other outstanding equity awards held by Mr. Brooks will immediately vest and all restrictions will lapse and the Company will promptly deliver any cash or stock payable thereunder. The Company will also provide certain health and dental benefit related payments to Mr. Brooks as well as certain outplacement services.

Excise Taxes. The Change of Control Agreement does not include “gross up” benefits to cover excise taxes. If the Company’s independent registered public accounting firm determines that any payments to be made or benefits to be provided to Mr. Brooks under his Change of

Control Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases. The Change of Control Agreement prohibits Mr. Brooks from (a) disclosing, either during or after his term of employment, confidential information regarding the Company or its affiliates and (b) until two years after Mr. Brooks’ employment has ended, soliciting or diverting business from the Company or its affiliates. The Change of Control Agreement also requires that, upon payment of the severance benefits to Mr. Brooks, Mr. Brooks and the Company release each other from all claims relating to Mr. Brooks’ employment or the termination of such employment.

A copy of the Change of Control Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines

On January 29, 2013, the Compensation and Benefits Committee (the “C&B Committee”) of the Board of Directors of the Company amended Exhibit A to the Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines (the “Incentive Award Guidelines”) to change the target long-term equity incentive award percentages for the Company’s executive officers to provide as follows:

Executive Position	Target Percent of Salary

Chief Executive Officer	400 – 600
Chief Operating Officer	200 – 400
Chief Administrative Officer	200 – 400
Chief Financial Officer	200 – 400
Sr. VP-Regional Manager	200 – 400
VP-Regional Manager	150 – 300

A copy of the Incentive Award Guidelines, as amended, is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Change of Control Severance Agreement dated January 29, 2013 by and between Penn Virginia Corporation and John A. Brooks.

10.2	Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2013

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Executive Change of Control Severance Agreement dated January 29, 2013 by and between Penn Virginia Corporation and John A. Brooks.

10.2	Penn Virginia Corporation 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines.

4